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PRICING SUPPLEMENT NO. 5                                                                Rule 424(b)(2)
TRADE DATE:  July 9, 1998                                                  Registration Nos. 333-47955
(To Prospectus Supplement dated April 6, 1998                                                333-02761
including the Prospectus dated March 23, 1998)                                    CUSIP No.  70109HAE5



                                        PARKER-HANNIFIN CORPORATION

                                             MEDIUM-TERM NOTES

                                 Due More Than Nine Months from Date of Issue

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Floating Rate Note (  )                                              6.55% Fixed Rate Note (X)

Principal Amount:             $100,000,000                           Issue Price:                 100%
Original Issue Date:          July 14, 1998                          Specified Currency:          U.S. Dollars
Interest Accrual Date:        July 14, 1998                          Maturity Date:               July 15, 2018

Redemption Date(s):           See Additional Terms                   New                          Notice of
Redemption Price(s):          See Additional Terms                   Maturity                     Renewal
Authorized Denominations (if other than                              Date(s):  None               Date(s): None
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                                Interest Payment Period:     Semi-Annual
in U.S. Dollars):             N/A

Repayment Date(s):            None                                   Interest Payment Dates:
Repayment Price(s):           None                                       July 15 and January 15
Total Amount of OID:          N/A
Yield to Maturity:            N/A                                    Global Security:             (X) Yes  (  ) No
Initial Accrual Period OID:   N/A                                    Exchange Rate Agent:         N/A
Method Used to Determine      Historical Exchange Rate:              N/A
Yield to Maturity and Initial
Accrual Period OID:           N/A

(Only applicable to Floating Rate Notes):                            Spread (plus or minus):      N/A
  Initial Interest Rate:      N/A                                    Spread Multiplier:           N/A
  Index Maturity:             N/A                                    Maximum Interest Rate:       N/A
  Base Rate(s):               N/A                                    Minimum Interest Rate:       N/A
    If LIBOR, Designated LIBOR Page: N/A                             Calculation Rate Agent:      N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                                           Name of Agents: Morgan Stanley & Co.,
                                                                         Incorporated, Salomon Brothers Inc,
                                                                         and Citicorp Securities, Inc.

Index Currency:  U.S. Dollars                                        Agents' Aggregate Discount or Commission:
Interest Reset Period:        N/A                                      $875,000
Interest Reset Dates:         N/A                                    Net Proceeds to Co.: $99,125,000
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The Agents are purchasing Notes from the Company as Principal for resale to
Investors and other purchasers. The Agents have advised the Company that they propose initially to offer part of the Notes directly to the public at the public offering price of 100% of the principal amount of the Notes, and part to certain dealers at a price which represents a concession not in excess of 0.50%
of the principal amount of the Notes. The Agents may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the
Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the
Agents.

Additional Terms: The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus in each case accrued interest to the date of redemption.



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"Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

"Reference Treasury Dealer" means (i) each of Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and Citicorp Securities, Inc.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless the Company shall default in the payment of the Notes or portions thereof to be redeemed at the applicable redemption price, together with interest accrued thereon to such date), interest on the Notes or the portions thereof so called for redemption shall cease to accrue.